THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT
AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED US SECURITY AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED US SECURITY AGREEMENT (this “Amendment”) effective as of this ___ day of March, 2006, by and among BLOUNT, INC., a Delaware corporation (“Blount, Inc.”), DIXON INDUSTRIES, INC., a Kansas corporation (“Dixon”), FABTEK CORPORATION, a Michigan corporation (“Fabtek”), FREDERICK MANUFACTURING CORPORATION, a Delaware corporation (“Frederick Manufacturing”), GEAR PRODUCTS, INC., an Oklahoma corporation (“Gear”), OMARK PROPERTIES, INC., an Oregon corporation (“Omark”), WINDSOR FORESTRY TOOLS LLC, a Tennessee limited liability company (“Windsor”) (Dixon, Fabtek, Frederick Manufacturing, Gear, Omark, Windsor and Blount, Inc. are sometimes collectively referred to herein as “US Borrowers” and individually as “US Borrower”); BLOUNT CANADA LTD., a Canadian corporation (“Canadian Borrower”, and Canadian Borrower and US Borrowers are sometimes collectively referred to herein as “Borrowers” and individually as “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as US Lender, as Agent for US Lenders with respect to Loans and other credit made available to US Borrowers and as Agent for all Lenders with respect to the US Collateral, the other US Lenders, GE CFS CANADA HOLDING COMPANY, a Nova Scotia unlimited liability company (“GE Capital Canada”), for itself and as successor Canadian Agent for Canadian Lenders, and as the sole Canadian Lender,

W I T N E S S E T H:

WHEREAS, Borrowers, the other Credit Parties signatory thereto, US Lenders, Canadian Lender, Canadian Agent and Agent are parties to that certain Amended and Restated Credit Agreement dated as of August 9, 2004, as amended pursuant to that certain First Amendment dated as of December 1, 2004, as further amended pursuant to that certain Second Amendment dated as of June 10, 2005 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers and the other Credit Parties have requested that Lenders amend certain terms under the Credit Agreement; and

WHEREAS, Borrowers and Lenders have agreed to the requested amendments on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement and further agree as follows:

1.  Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby modified and amended to delete the existing subsection (b)(ii) in its entirety and to substitute the following in lieu thereof:

“(ii) Term Loan B.

(1)  Subject to the terms and conditions hereof, each First Lien Lender with an Original Term Loan B Commitment agrees to make a term loan (collectively, the “Original Term Loan B”) on the Closing Date to US Borrowers in the amount of the applicable First Lien Lender’s Original Term Loan B Commitment. The “Term Loan A” under, and as defined in, the Prior Credit Agreement outstanding on the Closing Date shall be deemed to be a portion of the Original Term Loan B hereunder. Subject to the terms and conditions hereof, each First Lien Lender with an Incremental Term Loan B Commitment agrees to make a term loan (collectively, the “Incremental Term Loan B”) on the First Amendment Effective Date to the US Borrowers in the amount of the applicable First Lien Lender’s Incremental Term Loan B Commitment. Subject to the terms and conditions hereof, each First Lien Lender with a Second Incremental Term Loan B Commitment agrees to make a term loan (collectively, the “Second Incremental Term Loan B”) on the Third Amendment Effective Date to the US Borrowers in the amount of the applicable First Lien Lender’s Second Incremental Term Loan B Commitment. The obligations of each First Lien Lender hereunder shall be several and not joint. Upon request by any First Lien Lender with a Term Loan B Commitment, each US Borrower shall execute and deliver to such First Lien Lender a promissory note substantially in the form of Exhibit 1.1(b)(ii) (each a “Term B Note” and collectively, the “Term B Notes”). Each Term B Note (or, if a Term B Note is not requested, this Agreement) shall represent the joint and several obligation of US Borrowers to pay the applicable First Lien Lender’s Term Loan B Commitment, together with interest thereon as prescribed in Section 1.5.

(2) US Borrowers shall repay the principal balance of the Term Loan B as of the Third Amendment Effective Date (after giving effect to the funding of the Second Incremental Term Loan B) in consecutive quarterly installments on the first day of January, April, July and October of each year, commencing April 1, 2006, and on the Third Amendment Effective Date (after giving effect to the funding of the Second Incremental Term Loan B), as follows:

Payment Dates	Installment Amounts
Third Amendment Effective Date	An amount that, after payment thereof, will result in the principal balance of the Term Loan B being $150,000,000 as of the close of business on the Third Amendment Effective Date
April 1, 2006,	$375,000
July 1, 2006,	$375,000
October 1, 2006,	$375,000
January 1, 2007,	$375,000
April 1, 2007,	$375,000
July 1, 2007,	$375,000
October 1, 2007,	$375,000

January 1, 2008,	$375,000
April 1, 2008,	$375,000
July 1, 2008,	$375,000
October 1, 2008,	$375,000
January 1, 2009,	$375,000
April 1, 2009,	$375,000
July 1, 2009,	$375,000
October 1, 2009,	$375,000
January 1, 2010,	$375,000
April 1, 2010 and	$375,000
July 1, 2010	$375,000
August 9, 2010	$143,250,000

The final installment due August 9, 2010 shall be in the amount of $143,250,000 or, if different, the remaining principal balance of the Term Loan B.

(3) Notwithstanding Section 1.1(b)(ii)(2), the aggregate outstanding principal balance of the Term Loan B shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No payment with respect to the Term Loan B may be reborrowed.”

2.  Amendment to Credit Agreement to add Section 1.2A, Swap Related Reimbursement Obligations. The Credit Agreement is hereby modified and amended to add the following Section 1.2A, Swap Related Reimbursement Obligations, immediately following Section 1.2 of the Credit Agreement, Letters of Credit.

“Section 1.2A. Swap Related Reimbursement Obligations.

(a) Borrowers, jointly and severally, agree to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by any Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b) A Swap Related Reimbursement Obligation shall be due and payable by Borrowers within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest by reference to the LIBOR Rate:

(i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

(ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.13(b) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(iii) Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.

(d) Except as provided in the foregoing provisions of this Section 1.2A and in Section 11.3, Borrowers shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

(f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.8 of this Agreement.”

3.  Amendments to Section 1.3 of the Credit Agreement.

(a)  Section 1.3(a) of the Credit Agreement, Voluntary Prepayments; Reductions in Revolving Loan Commitment, is hereby modified and amended to add the following sentence at the end of such Section:

“Notwithstanding anything herein which may be construed to the contrary, as of the Third Amendment Effective Date, Borrowers hereby elect to prepay the principal amount of the Canadian Term Loan in full with the proceeds of the Second Incremental Term Loan B and the proceeds of the Second Incremental Term Loan B shall be applied exclusively to the prepayment in full, without premium or penalty, of the principal amount of the Canadian Term Loan on the Third Amendment Effective Date.”

(b)  Section 1.3(b) of the Credit Agreement, Mandatory Prepayments, is hereby modified and amended to add the following text at the end of clause (ii) thereof:

“Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing or would result therefrom, US Credit Parties may elect to reinvest such net proceeds from any asset disposition by delivering a certificate (a “Notice of Reinvestment”) of the Borrower Representative to Agent that (A) states that the US Credit Parties intend to reinvest such net proceeds in the business of a US Credit Party within 365 days of the date of such sale and (B) confirms that such net proceeds have been (x) deposited into an account that is subject to a Control Letter or a control agreement meeting the requirements of Annex C, which net proceeds when so deposited (1) shall constitute Collateral, securing the payment of the Obligations then outstanding, (2) may be withdrawn by the applicable US Credit Party solely to reinvest in other assets of such Credit Party that are useful in the business of such Credit Party or (y) used to repay the Revolving Loan (in whole or in part) on a temporary basis and if so used to repay the Revolving Loan and notwithstanding anything herein to the contrary such amount may be reborrowed only for the purpose of funding such reinvestment or if the Reinvestment Period (as defined below) has expired and such amount has not been reinvested pursuant to this Section to make the mandatory prepayment required by this Section; provided, that (a) such reinvestment must be made within 365 days (the “Reinvestment Period”) after the date of such sale, and (b) no Event of Default shall have occurred and be continuing at the time of such reinvestment or after giving effect thereto, and (3) upon the occurrence and during the continuance of an Event of Default, an amount equal to such net proceeds shall be applied to the repayment of the Obligations as set forth above. If and to the extent such net proceeds are not fully reinvested during the Reinvestment Period, an amount equal to such net proceeds is required to be applied to repay the Obligations as set forth above.”

4.  Amendment to Section 1.4 of the Credit Agreement. Section 1.4 of the Credit Agreement, Use of Proceeds, is hereby modified and amended to add the following sentence at the end of such Section:

“Notwithstanding the foregoing, the proceeds of the Second Incremental Term Loan B shall be used exclusively to prepay the principal amount of the Canadian Term Loan on the Third Amendment Effective Date and such proceeds shall be paid directly to the Canadian Agent for the benefit of the Canadian Lenders to be applied to the repayment of the Canadian Term Loan.”

5.  Amendment to Section 1.5 of the Credit Agreement. Section 1.5 of the Credit Agreement is hereby modified and amended to delete the existing subsection (a) thereof in its entirety and to substitute the following in lieu thereof:

“(a) US Borrowers shall pay interest to Agent, for the ratable benefit of US Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the US Index Rate plus the Applicable Revolver US Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; (ii) with respect to the Swing Line Loan, the US Index Rate plus the Applicable Revolver US Index Margin per annum, based on the aggregate Swing Line Loans outstanding from time to time; and (iii) with respect to the Term Loan B, the US Index Rate plus the Applicable Term Loan B Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Term Loan B LIBOR Margin per annum, based on the aggregate Term Loan B outstanding from time to time.

The Applicable Margins are as follows:

Applicable Revolver US Indes Margin	0.00%
Applicable Revolver LIBOR Margin	1.75%
Applicable Term Loan B Index Margin	0.00%
Applicable Term Loan B LIBOR Margin	1.75%
Applicable Unused Line Fee Margin	0.375%”

6.  Amendment to Section 1.11 of the Credit Agreement. Section 1.11 of the Credit Agreement, Application and Allocation of Payments, is hereby deleted in its entirety and the following is hereby substituted therefor:

“(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, in the case of receipt by or on behalf of any US Borrower, first, to the Swing Line Loan and, second, the Revolving Loan; (ii) payments (other than mandatory prepayments) matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as set forth in Section 1.3(a) hereof; and (iv) mandatory prepayments shall be applied as set forth in Sections 1.11(b) and 1.11(c) hereof. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each US Lender as determined by its US Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrowers hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of Borrowers, and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the other Loans and unpaid Swap Related Reimbursement Obligations, ratably in proportion to the interest accrued as to each Loan and unpaid Swap Related Reimbursement Obligation, as applicable; (5) to principal payments on the other Loans and unpaid Swap Related Reimbursement Obligations and other unpaid Obligations under Hedge Agreements permitted under Section 6.3(a)(viii) and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans, unpaid Swap Related Reimbursement Obligations and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Any prepayments made by any US Borrower pursuant to Section 1.3(b)(ii) and any prepayments made by any US Borrower from insurance or condemnation proceeds in accordance with Section 5.4(c) and the Mortgage(s) shall be applied as follows: (i) proceeds from the sale of Inventory and Accounts and insurance proceeds from casualties or losses to cash or Inventory shall be applied, first, to the Swing Line Loans; and second, to the Revolving Credit Advances, and (ii) all other proceeds and any proceeds from the sale of Inventory and Accounts or from casualties or losses to cash or Inventory remaining after application to the Swing Line Loans and the Revolving Credit Advances shall be applied, first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan B; third, to prepay the principal installments of the Term Loan B on a pro rata basis; fourth, to interest then due and payable on US Borrowers’ Swing Line Loan; fifth, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; sixth, to interest then due and payable on Revolving Credit Advances; seventh, to the principal balance of Revolving Credit Advances outstanding until the same have been paid in full; eighth, to any Letter of Credit Obligations of US Borrower to provide cash collateral therefor in the manner set forth in Annex B; ninth, to all other Obligations then due and payable. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, any such prepayments shall be applied as set forth in Section 1.11(a).

(c) Any prepayments made by Blount, Inc. pursuant to Sections 1.3(b)(iii) or (b)(iv) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, pro rata to interest then due and payable on the Term Loan B; third, to prepay the principal installments of the Term Loan B on a pro rata basis; fourth, to interest then due and payable on US Borrowers’ Swing Line Loan; fifth, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; sixth, to interest then due and payable on Revolving Credit Advances; seventh, to the principal balance of Revolving Credit Advances outstanding until the same have been paid in full; eighth, to any Letter of Credit Obligations of US Borrower to provide cash collateral therefor in the manner set forth in Annex B; ninth, to all other Obligations then due and payable. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, any such prepayments shall be applied as set forth in Section 1.11(a).

7.  Amendment to Section 5.13 of the Credit Agreement. Section 5.13 of the Credit Agreement, New Subsidiaries, is hereby deleted in its entirety and the following is substituted therefor:

Section 5.13. New Subsidiaries. At the time of the formation of any Subsidiary of any Credit Party or acquisition of a Subsidiary of any Credit Party pursuant to Section 6.1(a), Credit Parties, or any of them, as appropriate, shall (a) cause each such new United States domestic Subsidiary to join this Agreement by providing to Agent a joinder agreement in the form of Exhibit 5.13 hereto (a “Credit Agreement Joinder Agreement”), (b) cause each such new United States domestic Subsidiary to deliver to Agent a supplement to the US Guaranty, a supplement to the US Security Agreement, a supplement to the US Pledge Agreement, and such other security documents (including, without limitation, any mortgage, deed to secure debt or deed of trust where such Subsidiary owns real property) requested by Agent in its discretion, together with appropriate UCC-1 financing statements, all in form and substance satisfactory to Agent, (c) with respect to all new Subsidiaries that are owned in whole or in part by a US Credit Party, provide to Agent a supplement to the US Pledge Agreement or such other Pledge Agreements, in each case, providing for the pledge of the direct and beneficial interests in such new Subsidiary (or, in the case of the pledge of a direct Foreign Subsidiary or Canadian Subsidiary, 65% of all of the Stock of such Subsidiary) as shall be requested by Agent, together with appropriate certificates and powers or financing statements under the Uniform Commercial Code or PPSA or other applicable personal property or movable property registries or other documents necessary to perfect such pledge, in form and substance satisfactory to Agent; provided, that no such pledge shall be required with respect to the Stock of a new Foreign Subsidiary or Canadian Subsidiary of a US Credit Party unless and until such Subsidiary has assets with a value of $1,000,000 or more, and (d) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Upon execution and delivery of a Credit Agreement Joinder Agreement by each new United States domestic Subsidiary, such Subsidiary shall become a Credit Party hereunder with the same force and effect as if originally named as a Credit Party herein. The execution and delivery of any Credit Agreement Joinder Agreement shall not require the consent of any Credit Party or Lender hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any Credit Party hereunder. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement.”

8.  Amendment to Section 6.1 of the Credit Agreement. Section 6.1 of the Credit Agreement, Mergers, Subsidiaries, Etc., is hereby modified and amended to:

(a)  delete subsection (b)(v) thereof and to substitute the following therefor:

“(v) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $50,000,000 per acquisition and $100,000,000 in the aggregate during the term of this Agreement plus the amount of

Stock issued by Holdings to any seller in connection with, and as the purchase price or portion of the purchase price for, any Permitted Acquisition;” and

(b)  delete subsection (b)(ix)(1) thereof and to substitute the following therefor:

“(1) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, (A) no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, (B) Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and (C) the First Lien Credit Facilities Leverage Ratio as reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first date of such period) was not greater than 2.25 to 1.00;”

9.  Amendment to Section 6.2 of the Credit Agreement. Section 6.2 of the Credit Agreement, Investments; Loans and Advances, is hereby modified and amended to add the following text at the end of clause (e) thereof immediately prior to the “;”:

“and overnight Investments in short term Brazilian government securities made in the ordinary course of business”

10.  Amendment to Section 6.14 of the Credit Agreement. Section 6.14 of the Credit Agreement, Restricted Payments, is hereby modified and amended to delete the word “and” immediately prior to clause (g) thereof and to add the following additional clause immediately following clause (g) thereof and prior to the “.” therein:

“and (h) redemptions of Stock of Holdings and/or dividends and distributions to the holders of the Stock of Holdings in an aggregate amount not to exceed $25,000,000 per year and $100,000,000 during the term of this Agreement, provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment under clause (h) above and (ii) after giving effect to such Restricted Payment under clause (h) above, the First Lien Credit Facilities Leverage Ratio as reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Restricted Payment (after giving effect to such Restricted Payment and all Loans funded in connection therewith as if made on the first date of such period) was not greater than 2.25 to 1.00”

11.  Amendment to Section 8.2 of the Credit Agreement. Section 8.2 of the Credit Agreement, Remedies, is hereby modified and amended to delete clause (c) thereof in its entirety and to substitute in lieu thereof “Intentionally Omitted.”

12.  Amendment to Section 9.1 of the Credit Agreement. Section 9.1 of the Credit Agreement, Assignments and Participations, is hereby modified and amended to add the following subsection (i) immediately following subsection (h) set forth therein:

“(i) Nothing contained in this Section 9 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.”

13.  Amendments to Section 11.2 of the Credit Agreement.

(a)  Section 11.2 of the Credit Agreement, Amendments and Waivers, is hereby modified and amended to delete the second sentence of clause (c) thereof and to substitute the following therefor:

“Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action.”

(b)  Section 11.2 of the Credit Agreement, Amendments and Waivers, is hereby modified and amended (a) to delete the text (i) ““Class”, “Class Voting Matter”,” and (ii) ““Covenant Voting Matter”,” in clause (c) thereof and (b) to delete clause (f) thereof in its entirety.

14.  Amendments to Section 11.3 of the Credit Agreement.

(a)  Section 11.3 of the Credit Agreement, Fees and Expenses, is hereby modified and amended to delete the text “each Class” in clauses (c), (d) and (e) thereof and to substitute “Lenders” therefor.

(b)  Section 11.3 of the Credit Agreement, Fees and Expenses, is hereby modified and amended to add the following paragraph at the end of such Section:

“If at any time Lenders are entitled to receive reimbursement from Borrowers of fees and expenses of counsel for Lenders and Lenders are not able to mutually agree on what counsel to engage to represent Lenders, Requisite Lenders shall be entitled to select counsel to represent Lenders.”

15.  General Amendment to Credit Agreement and other Loan Documents. The Credit Agreement and the other Loan Documents are hereby modified and amended to the extent necessary to recognize that the Canadian Term Loan will be permanently repaid in full, without premium or penalty, on the Third Amendment Effective Date. All accrued and unpaid interest on the Canadian Term Loan and all other Canadian Obligations shall be paid in full on the Third Amendment Effective Date. Upon receipt of such payments, without further action by the parties hereto, all Canadian Collateral shall be released and the Canadian Guaranty shall be terminated. Notwithstanding the foregoing, the Lenders hereby authorize Canadian Agent to execute any and all documents necessary to effectuate such release of the Canadian Collateral.

16.  Amendments to Annex A to the Credit Agreement.

(a)  Annex A to the Credit Agreement, Definitions, is hereby modified and amended to add the following new terms in appropriate alphabetical order in such Annex:

“Second Incremental Term Loan B” has the meaning assigned to it in Section 1.1(b)(ii).

“Second Incremental Term Loan B Commitment” means, (a) as to any Lender with a Second Incremental Term Loan B Commitment, the commitment of such Lender to make its portion of the Second Incremental Term Loan B to be advanced on the Third Amendment Effective Date as set forth on its signature page to the Third Amendment, and (b) as to all Lenders with a Second Incremental Term Loan B Commitment, the aggregate commitment of all Lenders to make the portion of the Second Incremental Term Loan B to be advanced on the Third Amendment Effective Date, which aggregate commitment shall be $4,641,184.43; provided, however, that after the Third Amendment Effective Date, each reference to a Lender’s Second Incremental Term Loan B Commitment shall refer to that Lender’s portion of the outstanding Second Incremental Term Loan B.

“Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by any Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for any Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support any Borrower's payment obligations under any and all such interest rate protection or hedging agreements or transactions.”

“Swap Related Reimbursement Obligation” has the meaning ascribed to it in Section 1.2A.”

“Third Amendment” shall mean that certain Third Amendment to Amended and Restated Credit Agreement, dated as of the Third Amendment Effective Date, among the Borrowers, Agent, Canadian Agent and Lenders.

“Third Amendment Effective Date” shall mean March __, 2006.

(b)  Annex A to the Credit Agreement, Definitions, is hereby modified and amended to delete the existing definitions of “Class,” “Class Voting Matter,” and “Covenant Voting Matter”.

(c)  Annex A to the Credit Agreement, Definitions, is hereby modified and amended to delete the existing definitions of “Excluded Proceeds,” “Fixed Charges,” “Letters of Credit”, “Obligations”, “Requisite Lenders,” “Revolving Loan Commitment,” “Term Loan B” and “Term Loan B Commitment” and to add the following definitions in lieu thereof:

“Excluded Proceeds” means:

(a) the proceeds of asset dispositions under Section 6.8(a),

(b) the proceeds of asset dispositions under Sections 6.8(b) and (d) in an aggregate amount not to exceed $1,000,000 per year so long as no Default or Event of Default has occurred and is continuing, and

(c) to the extent the aggregate amount of proceeds of asset dispositions under Sections 6.8(b) and (d) exceed $1,000,000 in any year, the proceeds of each asset disposition, or series of related asset dispositions, under Section 6.8(b) or (d) after meeting such threshold if the gross proceeds with respect thereto are less than $50,000 per asset disposition, or series of related asset dispositions, in each case, so long as no Default or Event of Default exists.”

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid during such period (excluding all non-cash Interest Expense), plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period, plus (d) the greater of (i) cash payments of income taxes and capital taxes (net of tax refunds received during such period), and (ii) zero, plus (e) Restricted Payments made pursuant to Section 6.14(h).”

“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. The term does not include a Swap Related L/C.”

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest, Fees, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents (including all interest, fees and expenses that accrue after the commencement of any case or proceeding by or against any Credit Party in bankruptcy or any similar proceeding, whether or not allowed in such case or proceeding) and all Swap Related Reimbursement Obligations and all debts, liabilities and obligations of any kind or nature, present or future, of any

Credit Party to any Lender (or any Affiliate of any Lender) arising in connection with any Hedge Agreement and if any Person ceases to be a Lender hereunder, any debts, liabilities and obligations of any kind or nature, present or future, of any Credit Party to such Person (or an Affiliate of such Person) arising in connection with any Hedge Agreement entered into at a time when such Person was a Lender hereunder.”

“Requisite Lenders” means Lenders holding 50.1% or more of the unutilized Commitments (unless such Commitments have been terminated), participations in Swing Line Loans and Letters of Credit, the Revolving Loans and the Term Loan B.”

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on its signature page to the Third Amendment or, if such Lender enters into an Assignment Agreement after the Third Amendment Effective Date, in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Third Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.”

“Term Loan B” means, collectively, the Second Incremental Term Loan B, the Incremental Term Loan B and the Original Term Loan B.”

“Term Loan B Commitment” means, collectively, the Second Incremental Term Loan B Commitment, the Incremental Term Loan B Commitment and the Original Term Loan B Commitment; provided, however, that after the Third Amendment Effective Date, each reference to a Lender’s Term Loan B Commitment shall refer to that Lender’s US Pro Rata Share of the outstanding Term Loan B.”

(d)  Annex A of the Credit Agreement, Definitions, is hereby modified and amended to (i) delete the word “and” immediately prior to clause (ix) of the definition of “EBITDA” therein, (ii) to substitute “,” therefor, and (iii) to add the following text at the end of such clause (ix) immediately prior to the text that begins “in each case to the extent included in the calculation of consolidated net income…”:

“and (x) any non-cash charges not to exceed $12,500,000 in the aggregate accrued in connection with the acceleration of scheduled amortization with respect to the liabilities of one or more of Borrowers’ benefit plans due to the alteration of any such benefit plan, and any cash charges associated with the communication of such alteration or the transition of any defined benefit plan in an amount not to exceed $1,000,000 in the aggregate incurred in connection therewith,”.

(e)  Annex A to the Credit Agreement, Definitions, is hereby modified and amended to add the following text at the end of the first sentence of the existing definition of “Excess Cash Flow” immediately prior to the “.” at the end of such sentence:

“, minus, (g) with respect to the calculation of Excess Cash Flow for the fiscal year ended December 31, 2005, non cash tax benefits for the fiscal year ended December 31, 2005 in the aggregate amount of $37,593,000 consisting primarily of the reversal of an income tax valuation allowance established in a prior year”

(f)  Annex A to the Credit Agreement, Definitions, is hereby modified and amended to delete the word “and” immediately prior to clause (d) in the definition of “Excluded Stock Issuances” and to add the following clause (e) immediately following clause (d) thereof and prior to the “.” at the end of such sentence:

“and (e) issuances of Stock with gross proceeds not to exceed $50,000,000, the net proceeds of which are used within 180 days of the issuance thereof in connection with, and as the purchase price for, Permitted Acquisitions, so long as no later than the Business Day following receipt of the proceeds thereof Borrower Representative delivers to Agent a certificate (a “Notice of Stock Issuance for Permitted Acquisition”) confirming that (A) the US Credit Parties intend to invest such net proceeds in a Permitted Acquisition within 180 days (the “Investment Period”) of the issuance of such Stock and (B) such net proceeds have been (x) deposited into an account that is subject to a Control Letter or a control agreement meeting the requirements of Annex C, which net proceeds when so deposited (1) shall constitute Collateral, securing the payment of the Obligations then outstanding, (2) may be withdrawn by the applicable US Credit Party solely to make a Permitted Acquisition within 180 days of the date of the issuance of such Stock or (y) used to repay the Revolving Loan (in whole or in part) on a temporary basis and if so used to repay the Revolving Loan and notwithstanding anything herein to the contrary such amount may be reborrowed only for the purpose of funding such Permitted Acquisition or if the Investment Period has expired and such amount has not been used to make a Permitted Acquisition to make the mandatory prepayment required by Section 1.3(b)(iii); provided, that upon the occurrence and during the continuance of an Event of Default or upon the expiration of such 180 day Investment Period without such net proceeds being used to fund a Permitted Acquisition, an amount equal to such net proceeds shall be applied to the repayment of the Obligations as set forth in Section 1.3(b)(iii) and such net proceeds shall not be deemed to be “Excluded Stock Proceeds.”

17.  Amendment to Annex F. Annex F of the Credit Agreement, Collateral Reports, is hereby modified and amended to delete clause (c) therein in its entirety and to substitute the following therefor:

“(c) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any substantial portion of their Inventory if and to the extent such inventory count indicates that Inventory at any location of such Borrower or Subsidiary is more than $100,000 less than the amount of Inventory recorded on the books and records of such Borrower or Subsidiary for that location (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);”

18.  Amendments to Annex G.

(a)  Annex G to the Credit Agreement, Financial Covenants, is hereby modified and amended to delete the table set forth in clause (b) therein and to substitute the following therefor:

“Fiscal Quarters Ending:	Minimum Fixed Charge Coverage Ratio:
September 30, 2004 through December 31, 2004	1.00 to 1.00
March 31, 2005 through September 30, 2005	1.10 to 1.00
December 31, 2005	1.20 to 1.00
March 31, 2006 and each Fiscal Quarter end thereafter	1.15 to 1.00

(b)  Annex G to the Credit Agreement, Financial Covenants, is hereby modified and amended to delete the table set forth in clause (d) therein and to substitute the following therefor:

“Period:	Maximum Leverage Ratio:
Closing Date through December 30, 2005	5.25 to 1.00
December 31, 2005 through the date immediately preceding the Third Amendment Effective Date	4.75 to 1.00
Third Amendment Effective Date and thereafter	4.25 to 1.00”

(c)  Annex G to the Credit Agreement, Financial Covenants, is hereby modified and amended to delete the table set forth in clause (e) therein and to substitute the following therefor:

“Period:	Maximum First Lien Credit Facilities Leverage Ratio:
Closing Date through December 30, 2005	3.50 to 1.00

December 31, 2005 through the date immediately preceding the Third Amendment Effective Date	3.25 to 1.00
Third Amendment Effective Date and thereafter	2.75 to 1.00”

19.  Amendment to US Security Agreement. Section 5(a) of the US Security Agreement is hereby modified and amended to delete clause (vi) thereof in its entirety and to substitute the following therefor:

“(vi) Each US Grantor that is or becomes the beneficiary of a letter of credit in excess of $1,000,000 (or, upon request by Agent, any letter of credit equal to or less than $1,000,000 or, at any time that a Default or Event of Default exists, upon request of Requisite Lenders, any letter of credit equal to or less than $1,000,000) shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify Agent thereof and enter into a tri-party agreement with Agent and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to Agent and directing all payments thereunder to the US Collection Account, all in form and substance reasonably satisfactory to Agent.”

20.  Termination of Lender Agreement. The Lenders hereby terminate the Lender Agreement dated as of August 9, 2004 among Agent, Canadian Agent and Lenders.

21.  No Other Amendments. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent and Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Credit Agreement and all other Loan Documents (including, without limitation the Loan Documents evidencing the grant of the security interest in the US Collateral) shall remain unchanged and in full force and effect and each Credit Party hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or any other Loan Document or a course of dealing between Borrowers and the other Credit Parties, on the one hand, and Lenders, on the other hand, at variance with the Credit Agreement or any other Loan Document such as to require further notice by Lenders to Borrowers or such Credit Parties to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. Each Borrower and each other Credit Party acknowledges and expressly agrees that Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents. Neither any Borrower nor any other Credit Party has knowledge of any challenge to Lenders’ claims arising under the Loan Documents or the effectiveness of the Loan Documents.

22.  Conditions Precedent to Effectiveness. This Amendment shall be effective as of the date first written above upon satisfaction of the following:

(a)  Agent’s and Lenders’ receipt of a counterpart hereof duly executed by Borrowers and Lenders;

(b)  Agent’s receipt of such documents, instruments and opinions as Agent shall reasonably request in connection with the transactions contemplated by this Amendment, each in form and substance reasonably satisfactory to Agent;

(c)  Borrowers shall have paid to Agent all fees and expenses due and owing on the Third Amendment Effective Date; and

(d)  The representations and warranties of Borrowers and other Credit Parties contained in this Amendment shall be true and accurate in all respects.

23.  Representations and Warranties of Borrowers and Other Credit Parties. The Credit Parties executing this Amendment, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Amendment:

(a) This Amendment has been executed and delivered by duly authorized representatives of each Credit Party, and the Credit Agreement, as modified and amended by this Amendment, constitutes a legal, valid and binding obligation of each Credit Party, and is enforceable against each Credit Party in accordance with its terms;

(b) No Default or Event of Default has occurred or is continuing; and

(c) All of the representations and warranties of each Credit Party contained in the Credit Agreement continue to be true and correct in all material respects as of the date hereof as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Amendment.

24.  Effect on the Credit Agreement and other Loan Documents. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect, and are hereby ratified, reaffirmed and confirmed. This Amendment shall be deemed to be a Loan Document for all purposes.

25.  Costs and Expenses. Each Borrower, jointly and severally, agrees to pay on demand all fees, costs and expenses incurred in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees, costs and expenses of counsel for the Agent and Canadian Agent with respect thereto and with respect to advising the Agent and Canadian Agent as to its rights and responsibilities hereunder and thereunder.

26.  Counterparts. This Amendment may be executed in any number of separate counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or electronic transmission shall be deemed an original signature hereto.

27.  GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AMENDMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT, CANADIAN AGENT AND LENDERS PERTAINING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, CANADIAN AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AMENDMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR CANADIAN AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR CANADIAN AGENT, AND CREDIT PARTIES MAY MAKE ANY COUNTERCLAIMS RELATING TO THE SAME MATTER, REQUESTS FOR EQUITABLE RELIEF RELATING TO THE SAME MATTER OR AFFIRMATIVE DEFENSES IN CONNECTION THEREWITH. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THE CREDIT AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

[The remainder of the page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed under seal by their duly authorized officers, as of the day and year first written above.

US BORROWERS
BLOUNT, INC., a Delaware corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Sr. Vice President

DIXON INDUSTRIES , INC., a Kansas corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

FABTEK CORPORATION, a Michigan corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

FREDERICK MANUFACTURING CORPORATION, a Delaware corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

GEAR PRODUCTS, INC., an Oklahoma corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

OMARK PROPERTIES, INC., an Oklahoma corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

WINDSOR FORESTRY TOOLS LLC, a Tennessee limited liability company
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Sr. Vice President

CANADIAN BORROWER
BLOUNT CANADA LTD., a Canadian corporation

By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Treasurer

AGENT, CANADIAN AGENT AND LENDERS:
GENERAL ELECTRIC CAPITAL CORPORATION., an Agent and US Lender
/s/ Jennifer L. Riffle
By:	Jennifer L. Riffle
Duly Authorized Signatory

GE CFS CANADA HOLDING COMPANY, an successor Canadian Agent and Canadian Lender
/s/ Jack F. Morrone
By:	Jack F. Morrone
Duly Authorized Signatory

The undersigned Lender hereby consents and agrees as of the date first above written to the Third Amendment to Amended and Restated Credit Agreement and First Amendment to Amended and Restated US Security Agreement:

By:
Name:
Title:

Revolving Loan Commitment
$________________
Second Incremental Term Loan B Commitment
$________________

Lender Signature Pages on File with Agent

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

US CREDIT PARTIES:
BLOUNT INTERNATIONAL, INC., a Delaware corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Sr. Vice President

BI, L.L.C., a Delaware limited liability company
By:	Blount, Inc., its managing member

By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

4250 CORP., INC., a Delaware corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President

CANADIAN CREDIT PARTIES:
BLOUNT HOLDINGS LTD., a Canadian corporation
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Treasurer

OREGON DISTRIBUTION LTD., an Ontario corporation
/s/ Jack F. Morrone
By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness
Title:	Vice President